                                    Exhibit 2

                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT

ITEM 1.      NAME AND ADDRESS OF COMPANY

             Breakwater Resources Ltd.
             Suite 950, 95 Wellington Street West
             Toronto, Ontario M5J 2N7
             (the "Company")

ITEM 2.      DATE OF MATERIAL CHANGE

             March 7, 2005

ITEM 3.      NEWS RELEASE

             A press release regarding the material change was issued in Toronto, Ontario on March 7, 2005 through Canada NewsWire.

ITEM 4.      SUMMARY OF MATERIAL CHANGE

             The Company released its financial and operating results for the year ended December 31, 2004.

ITEM 5.      FULL DESCRIPTION OF MATERIAL CHANGE

             The press release dated March 7, 2005 is attached.

ITEM 6.      RELIANCE ON SUBSECTION 7.1(2) OR 3) OF NATIONAL INSTRUMENT 51-102

             Not applicable.

ITEM 7.      OMITTED INFORMATION

             Not applicable.

ITEM 8.      EXECUTIVE OFFICER

             Priya Patil
             Corporate Counsel and Asst. Corporate Secretary
             Breakwater Resources Ltd.
             Suite 950, 95 Wellington Street West
             Toronto, Ontario M5J 2N7

             Telephone: (416) 363-4798 Ext. 275

ITEM 9. -    DATE OF REPORT

             March 11, 2005

[LOGO] Breakwater Resources Ltd.
--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
--------------------------------------------------------------------------------
NEWS RELEASE                                                      (TSX: BWR)

        BREAKWATER ANNOUNCES 2004 ANNUAL FINANCIAL AND OPERATING RESULTS

Toronto, Canada, March 7, 2005... For the year ended December 31, 2004, BREAKWATER RESOURCES LTD. (the "Company") reported Net Earnings of $2.6 million ($0.01 per share) on Gross Sales Revenue of $240.3 million compared with Net Earnings of $0.7 million ($0.00 per share) on Gross Sales Revenue of $207.6 million in 2003. Earnings for 2003 included a foreign exchange gain of $11.6 million and a gain of $10.3 million from the sale of the Lapa properties. Excluding these two items, the 2004 results show an improvement in Net Earnings of $23.8 million in 2004 over 2003.

The Company realized an average zinc price of US$1,035 per tonne (US$0.47 per pound) in 2004. Zinc prices have strengthened in 2005 averaging US$1,283 per tonne (US$0.58 per pound) in the first two months of the year and an end of February price of US$1,385 per tonne (US$0.63 per pound). The results for 2004 include five months of operation for the Myra Falls mine, acquired in July 2004. Bouchard-Hebert completed mining in late February of 2005 and will complete concentrate shipment by the end of the first quarter of 2005.

The Board has approved the initial capital expenditure required for shaft rehabilitation at the Langlois mine in preparation for re-opening.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. constitutes management's review of the factors that affected the Company's financial and operating performance for the year ended December 31, 2004, and factors reasonably expected to impact on future operations and results.

OVERVIEW

Breakwater Resources Ltd. (the "Company") is an exploration, development and mining company with operations in Canada, Honduras, Chile and Tunisia. The Company produces and sells zinc, lead and copper concentrates to customers around the world. All of the Company's gross sales revenue is transacted in US dollars. In 2004 and 2003, approximately 74 percent and 83 percent, respectively, of gross sales revenue was derived from the sale of zinc in concentrates with the balance from lead, copper, gold and silver in concentrates.

Since 1994, production has generally increased through the acquisition of operating mines but has also increased from productivity improvements and efficiencies. The low metal price cycle of the last few years and the Company's bank debt burden prevented continued growth. This has now been resolved with higher metal prices, the full repayment of the bank debt, the acquisition of the Myra Falls mine and the redevelopment of the Langlois mine. The Company has returned to its strategy of growth through acquisition and the development of existing assets.

The following are the notable details related to the Company's financial results in 2004 compared with 2003.

o Gross sales revenue increased by 16 percent to $240.3 million on 336,896 tonnes of concentrate sold in 2004, from $207.6 million on 378,164 tonnes of concentrate sold in 2003.
o Contribution from mining activities increased by $34.5 million to $25.7 million in 2004, from a loss of $8.8 million in 2003.
o Metals prices were significantly stronger in 2004, as the Company realized an average zinc price of $1,035 per tonne compared with $804 per tonne in 2003. The improved metals prices were offset to some degree by the stronger Canadian dollar which averaged C$1.3010 per US$ in 2004, compared with C$1.4115 in 2003 (see metal price table).
o Net income increased to $2.6 million in 2004 compared with $0.7 million in 2003. Included in 2003's net earnings was a $10.3 million gain on the sale of the Lapa properties and a $11.6 million foreign exchange gain on US dollar denominated debt. Removing these two items result in an improvement in net income of $23.8 million from 2003 to 2004. To date the acquisition of the Myra Falls mine has negatively impacted the Company's earning by $5.1 million. The Company continues to effect change at this newly acquired operation with the anticipated improvements expected in the latter half of 2005.
o The Company completed the acquisition of the Myra Falls mine on July 23, 2004, adding significantly to the Company's production profile. Annualized zinc and copper concentrate from Myra Falls is expected to be over 110,000 tonnes and 35,000 tonnes, respectively. The acquisition was accounted for as a purchase transaction in accordance with CICA Handbook
        Section 1581, Business Combinations.
o Total concentrate production increased to 388,736 tonnes in 2004 from 356,913 tonnes in 2003 due mainly to the acquisition of the Myra Falls mine.
o Total cash cost per pound of payable zinc increased in 2004 to US$0.34 from US$0.32. This increase was due to the inclusion of the higher cost Myra Falls mine in the Company's production profile in 2004, higher than expected unit costs at the Bougrine mine, higher treatment charges and freight costs and the stronger Canadian dollar (see production statistic section for details).
o The bank debt was fully repaid and the credit facility agreement cancelled in 2004.

On January 28, 2004, the Company completed the sale of 57,142,858 units for net proceeds of $37.0 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 27, 2009. The Company used $16.0 million of the proceeds to retire the Non-Revolving Facility, $16.4 million was targeted for use to continue the development of the Langlois mine of which $4.0 million was spent in 2004 and $4.6 million was used for working capital and general corporate purposes.

-------------------------------------------------- ------------
Use of Proceeds ($ millions)
-------------------------------------------------- ------------

-------------------------------------------------- ------------
Bank Debt Repayment                                       16.0
-------------------------------------------------- ------------
Langlois Development                                      16.4
-------------------------------------------------- ------------
Working Capital and General Corporate Purposes             4.6
-------------------------------------------------- ------------
Net Proceeds                                              37.0
-------------------------------------------------- ------------

In December 2004, the Company entered into a royalty agreement (the "Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile") whereby the Company sold a basic royalty on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $13.5 million, which included a royalty of $12.0 million and fees and interest of $1.5 million.

Under the terms of the Agreement the Company is required to make basic royalty payments at fixed amounts per pound of payable zinc produced, which amounts escalate from $0.003 per pound to $0.016 per pound over the first twelve years of the agreement. In addition, the Company granted Red Mile a net smelter return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year in that period averages US$2,250, US$2,500 or US$2,750 per tonne, respectively. $11.8 million of the cash received was placed with a financial institution for which the Company received an interest bearing promissory note. Interest earned from the promissory note will be used to fund the expected basic royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the promissory note will be used to fund the basic royalty payments.

The balance of the funds received, $1.7 million will be used for working capital and capital requirements at the Myra Falls mine.

Under certain circumstances the Company has the right under the terms of a call option to acquire the partnership units of Red Mile for the lower of fair market value or the balance outstanding under the promissory note.

        OUTLOOK

It is management's intent, as in the past, to grow the Company in a manner that is accretive to its shareholders. The Company's vision is to grow its business and increase its ranking in the top ten global zinc concentrate producers, and the base metal sector in general.

With the resignation of Colin Benner (Chief Executive Officer) in December 2004 a committee of the Board of Directors was appointed to direct the search for a new Chief Executive Officer. The committee has engaged a consultant to carry out this search and hope to fill this vacancy before the Annual General Meeting of the Shareholders.

The completion of the processing expansion at El Toqui in 2004 will allow the plant to increase production to 520,000 tonnes in 2005 from 467,000 tonnes in 2004. This higher throughput will provide higher metal production at a reduced unit cost.

With the positive results from the El Toqui exploration program in 2004, the Company plans to continue exploration work in 2005 in the Concordia area, with the goal of adding resources and upgrading existing resources to reserves (see February 15, 2005 press release).

The Myra Falls mine, acquired in 2004, was a significant event for the Company and will be a major focus in 2005. The Company has made important changes to the on-site management and believes there is an opportunity to significantly improve the performance of this mine.

Labour negotiations were successfully completed in January 2005 at Myra Falls. With this agreement, and those completed in 2004 at the El Toqui and El Mochito mines, the Company now has in place agreements at its three key operations covering the next three years.

The Company expects to complete the reclamation work at Nanisivik in 2005 so that the only requirement will be ongoing site monitoring.

The Company completed mining and processing at the Bouchard-Hebert mine on February 20, 2005. An exploration program is underway to try and identify a new deposit. The processing facilities will remain in place pending the outcome of the exploration program in 2006, but reclamation of the mine and the tailings area have commenced.

The Bougrine mine will close in the third quarter of 2005. The Company expects to come to a final decision on the clinker grinding option by the second quarter of 2005 (see Bougrine Outlook). Otherwise, reclamation will commence with the closure of the mine and will be completed in 2006.

Metal prices are expected to remain strong during 2005 and generate a significant contribution from mining activities.

The Company is committing significant resources across the organization in 2005 to become compliant with Sarbanes Oxley by the end of the year.

SELECTED ANNUAL INFORMATION

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. The reporting currency is Canadian dollars.


STATEMENT OF OPERATIONS AND DEFICIT DATA                         Years ended December 31,
                                               -------------------------------------------------------------
                                                       2004                 2003                2002
                                               -------------------  -------------------  -------------------
                                               ($ millions except for per share numbers, ratios and weights)
Tonnes of Concentrate Sold
   (Zinc, Copper, Lead and Gold)                      336,896              378,164             523,330
Gross Sales Revenue                                     240.3                207.6               305.3
Treatment and Marketing Costs                            81.9                 83.6               136.7
Net Revenue                                             158.4                124.0               168.6
Total Operating Costs                                   132.7                132.8               181.8
Contribution (Loss) from Mining Activities               25.7                 (8.8)              (13.2)
Net Earnings (Loss)                                       2.6                  0.7               (26.7)
Earnings (Loss) per Common Share                         0.01                 0.00               (0.16)
Diluted Earnings per Common Share                        0.01                 0.00               (0.16)
Cash Provided by Operating Activities(1)                 29.3                 15.5                 9.9
Capital Expenditures                                     27.7                 10.6                11.0
Weighted-Average Number of
   Common Shares Outstanding
   After Bonus Element                                353,508              211,411             169,074

Number of Common Shares Outstanding                   363,156              285,790             193,281

(1)     Before changes in non-cash working capital items.

BALANCE SHEET DATA                                        As at December 31,
                                               ----------------------------------------
                                                      2004                 2003
                                               -------------------  -------------------

Working Capital                                          36.6                 36.8
Total Assets                                            287.5                179.6
Total Debt                                                1.7                 25.8
Total Long-Term Liabilities                              65.8                 52.1
Shareholders' Equity (Net Assets)                       141.4                 96.2
Book Value per Common Share                              0.39                 0.34
Capital Stock & Warrants                                335.0                287.8

        SENSITIVITY TO METAL PRICES

The Company's earnings, cash flow and common share price are highly sensitive to the price of zinc. The following table illustrates the sensitivity of earnings and cash flow to changes in metal prices and in the US$/C$ exchange rate based on production estimates for 2005 and on a US$/C$ exchange rate of $0.82/$1.00.

-------------------------------------------------------------- -----------------
                                                                SENSITIVITIES
                                                                   (C$ 000)
-------------------------------------------------------------- -----------------
Zinc (US$0.01/pound)                                                  2,487
-------------------------------------------------------------- -----------------
Lead (US$0.01/pound)                                                    254
-------------------------------------------------------------- -----------------
Copper (US$0.01/pound)                                                  240
-------------------------------------------------------------- -----------------
Silver (US$0.10/ounce)                                                  236
-------------------------------------------------------------- -----------------
Gold (US$10.00/ounce)                                                   582
-------------------------------------------------------------- -----------------
Exchange rate (US$0.01/Cdn$1.00)*                                     1,355
-------------------------------------------------------------- -----------------
*When the Canadian dollar weakens against the US dollar earnings would increase.

        SENSITIVITY TO SMELTER TREATMENT CHARGES

The Company sells zinc, lead and copper concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead and copper concentrates. Treatment charges vary according to the world demand for concentrates. In 2005, there should continue to be downward pressure on zinc concentrate treatment charges as the world zinc smelting capacity continues to exceed mine production. It is expected that the overall demand for zinc concentrates should remain strong in 2005.

The following table outlines sensitivity to changes in average treatment charges, based on production estimates for 2005 and a US$/C$ exchange rate of $0.82/$1.00.

--------------------------------------------------------------------------- -----------------
                                                                             SENSITIVITIES
                                                                                (C$ 000)
--------------------------------------------------------------------------- -----------------
Zinc concentrate (US$5.00 per tonne)                                               1,738
--------------------------------------------------------------------------- -----------------
Lead concentrate (US$5.00 per tonne)                                                 124
--------------------------------------------------------------------------- -----------------
Copper concentrate (TC US$10.00 per tonne, RC US$0.01 per pound)                     461
--------------------------------------------------------------------------- -----------------

STATEMENT OF OPERATIONS REVIEW - 2004 AND 2003

        GROSS SALES REVENUE

Gross sales revenue on the sales of zinc, lead and copper concentrates increased by 16 percent in 2004 to $240.3 million from $207.6 million in 2003, while tonnes of concentrate sold in 2004 were 336,896 compared with 378,164 tonnes sold in 2003. Despite less tonnes of concentrate sold in 2004, gross sales revenue was higher due to improved metal prices, offset partially by the stronger Canadian dollar. The Company recognizes revenue on a risk and title transferred and priced basis. Even though total concentrate production in 2004 was 388,736 tonnes, not all tonnes met the Company's revenue recognition policy and accordingly are recorded as concentrate inventory. At year end the Company had received provisional payments of $23.0 million for concentrate shipped that did not qualify to be recorded as gross sales revenue. This amount will be brought into gross sales revenue in 2005 as the revenue recognition requirements are met.

--------------------------------------------------------- ------------------ -----------------
REALIZED PRICES                                                 2004               2003
--------------------------------------------------------- ------------------ -----------------
Zinc (US$/tonne)                                                 1,035               804
--------------------------------------------------------- ------------------ -----------------
Lead (US$/tonne)                                                   900               468
--------------------------------------------------------- ------------------ -----------------
Copper (US$/tonne)                                               2,852             1,766
--------------------------------------------------------- ------------------ -----------------
Gold (US$/ounce)                                                   414               354
--------------------------------------------------------- ------------------ -----------------
Silver (US$/ounce)                                                6.52              4.61
--------------------------------------------------------- ------------------ -----------------
Exchange rate (US$1.00/Cdn$) yearly average                     1.3010            1.4115
--------------------------------------------------------- ------------------ -----------------

--------------------------------------------------------- ------------------ -----------------
SALES BY METAL                                                  2004               2003
--------------------------------------------------------- ------------------ -----------------
Zinc - tonnes                                                   131,831           149,850
--------------------------------------------------------- ------------------ -----------------
Lead - tonnes                                                    13,256            11,533
--------------------------------------------------------- ------------------ -----------------
Copper - tonnes                                                   3,194             3,909
--------------------------------------------------------- ------------------ -----------------
Gold - ounces                                                    40,211            22,952
--------------------------------------------------------- ------------------ -----------------
Silver - ounces                                               1,600,407         1,328,903
--------------------------------------------------------- ------------------ -----------------

--------------------------------------------------------- ------------------ -----------------
GROSS SALES REVENUE BY METAL ($ thousands)                      2004               2003
--------------------------------------------------------- ------------------ -----------------
Zinc (US)                                                        136.3             120.6
--------------------------------------------------------- ------------------ -----------------
Lead (US)                                                         11.9               5.4
--------------------------------------------------------- ------------------ -----------------
Copper (US)                                                        9.2               6.9
--------------------------------------------------------- ------------------ -----------------
Gold (US)                                                         16.8               8.1
--------------------------------------------------------- ------------------ -----------------
Silver (US)                                                       10.5               6.1
--------------------------------------------------------- ------------------ -----------------
   Total Gross Sales Revenue (US)                                184.7             147.1
--------------------------------------------------------- ------------------ -----------------
Realized exchange rate                                          1.3010            1.4099
--------------------------------------------------------- ------------------ -----------------
   Total Gross Sales Revenue (Cdn)                               240.3             207.6
--------------------------------------------------------- ------------------ -----------------

The Company periodically hedges against fluctuations in metal prices and foreign exchange with the use of forward sales or options. The Company does not apply hedge accounting. Realized and mark-to-market gains or losses are included in gross sales revenue at the end of each period. The Company had no hedge positions outstanding at the end of the year. The Company recorded a gain from hedging of $0.1 million in 2004 compared with a loss of $1.1 million in 2003.

        NET REVENUE

Net revenue, the value of concentrates sold after deducting treatment charges, freight and marketing costs, increased by 28 percent to $158.4 million in 2004 from $124.0 million in 2003. Total treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs remained essentially unchanged at $81.9 million in 2004 compared with $83.6 million in 2003. On a per tonne of concentrate basis these costs increased in 2004 to $243 per tonne sold compared with $221 per tonne in 2003. Higher metal prices triggered price escalators in the treatment charges and higher freight rates, especially to Asia, contributed to these higher unit costs. However, these factors were partially offset by the stronger Canadian dollar as all these costs are incurred in US dollars.

        OPERATING COSTS

Direct operating costs were $101.9 million in 2004 compared with $103.2 million in 2003, slightly higher despite the lower volume of concentrate sold. Higher unit production costs at the Bougrine mine and the newly acquired Myra Falls mine were the main contributors to these higher costs (see mine details below).

--------------------------------------------------------- ------------------ -----------------
DIRECT OPERATING COSTS ($ millions)                             2004              2003
--------------------------------------------------------- ------------------ ----------------
Bouchard-Hebert                                                  32.0             38.9
--------------------------------------------------------- ------------------ ----------------
Bougrine                                                         17.6             17.9
--------------------------------------------------------- ------------------ ----------------
El Mochito                                                       25.7             23.9
--------------------------------------------------------- ------------------ ----------------
El Toqui                                                         13.6             16.6
--------------------------------------------------------- ------------------ ----------------
Myra Falls                                                       13.0              0.0
--------------------------------------------------------- ------------------ ----------------
Nanisivik                                                         0.0              5.9
--------------------------------------------------------- ------------------ ----------------
Total                                                           101.9            103.2
--------------------------------------------------------- ------------------ ----------------

The total cash cost per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.34 in 2004 compared with US$0.32 in 2003 (see non-GAAP reconciliation of the total cash cost per pound of payable zinc below).

NON-GAAP RECONCILIATIONS

------------------------------------------------------------------------ ------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE ZINC
TO CONSOLIDATED FINANCIAL STATEMENTS                                     ------------------------------------
                                                                                2004              2003
------------------------------------------------------------------------ ------------------ -----------------
By-Product Credit ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Gross Sales Revenue per financial statements                                 240.3             207.6
------------------------------------------------------------------------ ------------------ -----------------
   Less zinc sales revenue                                                     (177.3)           (170.0)
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                          28.9               6.0
------------------------------------------------------------------------ ================== =================
                                                                                 91.9              43.6
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
Treatments Charges ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                      81.9              83.6
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                          16.2              (5.8)
------------------------------------------------------------------------ ================== =================
                                                                                 98.1              77.8
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
Direct Operating Costs ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                     101.9             103.2
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                          32.4              (0.7)
------------------------------------------------------------------------ ================== =================
                                                                                134.3             102.5
------------------------------------------------------------------------ ================== =================
Total Cash Costs - Canadian ($ millions)                                        140.5             136.7
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
    Exchange rate C$/US$                                                       1.3008            1.4004
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total Cash Costs - US ($ millions)                                              108.0              97.6
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Zinc pounds produced (millions)                                                 313.3             307.4
------------------------------------------------------------------------ ------------------ -----------------
Total Cash Cost
------------------------------------------------------------------------ ------------------ -----------------
Per pound of payable zinc (US$)                                                  0.34              0.32
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------------------------
RECONCILIATION OF MINESITE OPERATING CASH COSTS PER TONNE MILLED TO
CONSOLIDATED FINANCIAL STATEMENTS                                        ------------------------------------
                                                                                2004              2003
------------------------------------------------------------------------ ------------------ -----------------
Direct Operating Costs ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per finacial statements                                                      101.9             103.2
------------------------------------------------------------------------ ------------------ -----------------
    Inventory adjustment                                                         32.4              (0.7)
------------------------------------------------------------------------ ================== =================
Minesite Operating Cash Costs - Canadian ($ millions)                           134.3             102.5
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
   Exchange rate C$/US$                                                        1.3008            1.4004
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Minesite Operating Cash Costs - US ($ millions)                                 103.2              73.2
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
   Tonnes milled (millions)                                                       2.8               2.6
------------------------------------------------------------------------ ------------------ -----------------
Minesite Operating Cash Costs
------------------------------------------------------------------------ ------------------ -----------------
   Per tonne milled (US$)                                                       36.58             28.31
------------------------------------------------------------------------ ------------------ -----------------

Total Cash Costs per Pound of Payable Zinc and Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and are not necessarily indicative of operating expenses as determined under GAAP. These measures are intended to provide investors with information about the cash generating capabilities of the Company's mining operations. The Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

        OTHER (INCOME) EXPENSES

---------------------------------------------------------------- ----------------- ----------------
OTHER (INCOME) EXPENSES ($ millions)                                   2004             2003
---------------------------------------------------------------- ----------------- ----------------
General and administrative                                              9.5              5.1
---------------------------------------------------------------- ----------------- ----------------
Stock based compensation                                                1.3              0.3
---------------------------------------------------------------- ----------------- ----------------
Interest and financing                                                  0.5              3.3
---------------------------------------------------------------- ----------------- ----------------
Investment and other income                                            (0.8)            (0.4)
---------------------------------------------------------------- ----------------- ----------------
Other foreign exchange loss (gain)                                      1.8             (0.2)
---------------------------------------------------------------- ----------------- ----------------
Foreign exchange loss (gain) on US dollar denominated debt              0.4            (11.6)
---------------------------------------------------------------- ----------------- ----------------
TOTAL OTHER EXPENSES (INCOME)                                          12.7             (3.5)
---------------------------------------------------------------- ----------------- ----------------
Write-down of mineral property and fixed assets                         1.2              0.3
---------------------------------------------------------------- ----------------- ----------------
Other non-producing property costs (income)                             8.6             (5.4)
---------------------------------------------------------------- ----------------- ----------------
Income and mining taxes (recovery)                                      0.6             (0.8)
---------------------------------------------------------------- ----------------- ----------------
TOTAL EXPENSE (INCOME)                                                 23.1             (9.4)
---------------------------------------------------------------- ----------------- ----------------

        GENERAL AND ADMINISTRATIVE

        General and administrative costs increased to $9.5 million in 2004 from $5.1 million in 2003. The main reasons for this $4.4 million increase were:

o Reassessment of Quebec capital tax for the years 2000 to 2003 and higher Capital taxes in 2004 ($1.2 million).
o Accrued costs related to the introduction of a formal incentive program in 2004 ($0.9 million).
o Higher employment costs due to an increase in the head office staffing levels and salaries ($0.9 million).
o Performance and retention bonuses related to 2003 earned, paid and expensed in 2004 ($0.6 million).
o Increased legal, audit and directors fees to comply with the new public reporting and accounting requirements ($0.5million).
o       Increased business development activities ($0.2 million).

        STOCK BASED COMPENSATION

The Company's adoption of CICA 3870, Stock Based Compensation, resulted in the recording of an expense of $1.3 million in 2004 and a restatement of the 2003 results with an expense of $0.3 million. This is a non-cash cost.

        INTEREST AND FINANCING COSTS

Interest costs were significantly lower in 2004 at $0.5 million compared with $3.3 million in 2003 as the bank debt was fully repaid in January 2004.

        OTHER FOREIGN EXCHANGE LOSS (GAIN)

Other foreign exchange (gain) loss was a loss of $1.8 million in 2004 compared with a gain of $0.2 million in 2003. This shows the strengthening Canadian dollar on the Company's US dollar bank balances.

        FOREIGN EXCHANGE (GAIN) LOSS ON US DOLLAR DENOMINATED DEBT

During 2003 the Company recorded a gain of $11.6 million on the US dollar denominated debt as the Canadian dollar strengthened during the year. When the debt was fully repaid in January 2004 this gain was realized and the Company carried no further exposure to US dollar denominated debt in 2004.

        WRITE DOWN OF MINERAL PROPERTIES AND FIXED ASSETS

The Company wrote off its investment of $1.2 million in the exploration properties Heninga Lake in Nunavut and Bousquet Ferris in Quebec in 2004, as there is no further work planned.

        OTHER NON-PRODUCING PROPERTY (INCOME) COSTS

Other non-producing property costs (income) include care and maintenance costs, holding costs and other costs related mainly to the Caribou, Langlois and Nanisivik properties, and revenues received from optioned or sold properties. In 2004 the Company incurred costs of $8.6 million related to non-producing properties compared with a gain of $5.4 million in 2003. 2003 included the gain on the sale of the Lapa properties in June for $10.3 million. In 2004, $6.8 million was incurred at the Nanisivik mine, which is currently being reclaimed, and of this amount $2.1 million relates to the write down of supplies inventories as it was deemed that this amount would not be recoverable on the final closure of the mine in 2005. $1.6 million was spent at the Caribou mine, which is currently on a care and maintenance program and $0.1 million at the Langlois mine.

        CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
                WORKING CAPITAL ITEMS) - 2004 AND 2003

Cash provided from operating activities (before changes in non-cash working capital items) was $29.3 million in 2004 compared with $15.5 million in 2003.

--------------------------------------------------------------------- ------------------ ----------------
($ millions)                                                                 2004              2003
--------------------------------------------------------------------- ------------------ ----------------
Contribution (loss) from mining activities                                   25.7             (8.8)
--------------------------------------------------------------------- ------------------ ----------------
Other income (expenses)*                                                    (12.7)             3.5
--------------------------------------------------------------------- ------------------ ----------------
Other non-producing property income (costs)**                                (8.6)             5.4
--------------------------------------------------------------------- ------------------ ----------------
Income and mining taxes recovery (expense)                                   (0.6)             0.9
--------------------------------------------------------------------- ------------------ ----------------
Write-down of properties                                                     (1.2)            (0.3)
--------------------------------------------------------------------- ------------------ ----------------
Net earnings                                                                  2.6              0.7
--------------------------------------------------------------------- ------------------ ----------------
Closure cost expenditures                                                    (8.8)            (0.7)
--------------------------------------------------------------------- ------------------ ----------------
Non-cash expenses                                                            35.5             15.5
--------------------------------------------------------------------- ------------------ ----------------
Cash provided from operating activities (before changes in non-cash          29.3             15.5
working capital items)
--------------------------------------------------------------------- ------------------ ----------------

*Other income (expenses) for 2003 includes foreign exchange gains on US dollar bank debt of $11.6 million. **Other non-producing property income (costs) for 2003 includes the gain from the sale of the Lapa properties of $10.3 million.

LIQUIDITY AND FINANCIAL POSITION REVIEW

        WORKING CAPITAL

Working capital at the end of 2004 was $36.6 million compared with $36.8 million at the end of 2003. No change in working capital was realized due to the increase in the current portion of reclamation, closure accruals and other environmental obligations to $21.1 million in 2004 from $0.1 million in 2003. This represents the expected environmental and reclamation spending at the Nanisivik, Myra Falls, Bouchard-Hebert and the Bougrine mines in 2005. This amount, except for the Myra Falls portion of $7.7 million, was classified as a long-term liability at the end of 2003.

        CURRENT ASSETS

Current assets increased to $116.9 million in 2004 from $68.2 million at the end of 2003. The majority of the $48.7 million increase is related to accounts receivable - concentrates ($2.2 million), concentrate inventory ($34.4 million) and short-term investments ($2.6 million) due to the acquisition of the Myra Falls mine in July. In addition, cash and cash equivalents and restricted cash increased by $9.7 million due to improved cash provided from operating activities. Restricted cash short term is cash on deposit to support environmental security requirements in Quebec and New Brunswick.

        CURRENT LIABILITIES

Current liabilities increased by $48.9 million to $80.3 million at the end of 2004, from $31.4 million at the end of 2003. Accounts payable and accrued liabilities increased $16.9 million, of which $10.7 million was attributable to the inclusion of the Myra Falls mine. The current portion of reclamation, closure cost accruals and other environmental obligations increased to $21.1 million. $7.7 million was due to the acquisition of the Myra Falls mine with the balance due to the reclassification to short term, of reclamation expenditures planned in 2005 for the Nanisivik mine of $6.2 million, the Bouchard-Hebert mine of $5.0 million and the Bougrine mine of $2.2 million. Provisional payments for concentrate inventory shipped but not priced increased to $23.0 million from $2.0 million. These provisional payments represent contractual payments received from customers for concentrates shipped but not yet recognized as sales pending title and risk transfer and final pricing, in accordance with the Company's revenue recognition policy.

        PROMISSORY NOTE

The Company received a promissory note in the amount of $11.8 million as part the Red Mile transaction.

LONG-TERM LIABILITIES

Deferred income was $1.8 million at the end of 2004 compared with $1.3 million at the end of 2003. $0.5 million relates to the Indemnity agreement fee that the Company received related to the Red Mile transaction. The balance is the advance of a non-refundable royalty payment (US$1.0 million) received on the sale of the Lapa properties in June 2003. These amounts will be taken into revenue as earned.

The Royalty Obligation of $11.7 million relates to the royalty payment received related to the Red Mile transaction.

Long-term debt at the end of 2004 was $1.4 million compared with $15.5 million at the end of 2003. The Company's credit facility was fully repaid in January 2004 leaving $1.4 million owing to the Quebec Government related to the Langlois property.

The Company adopted CICA 3110, Asset Retirement Obligation, as of January 1, 2004. 2003 has been restated accordingly. Total reclamation, closure cost accruals and other environmental obligations increased by $29.4 million in 2004 to $63.8 million, ($42.7 million long-term and $21.1 million short-term) from $34.4 million at the end of 2003. The increase was attributable to the acquisition of the Myra Falls mine ($30.4 million), and accretion with respect to the existing mine sites. This was offset by $4.5 million of reclamation expenditures mainly at the Nanisivik mine in 2004.
With the acquisition of the Myra Falls mine, the Company assumed the obligations related to a defined benefit plan having a liability of $6.4 million as at December 31, 2004.

        DEBT

As at December 31, 2004, the Company's total debt was $1.7 million, down 93 percent from $25.8 million at the end of 2003. The majority of the amount outstanding at the end of 2003 related to the credit facility, which was repaid in full in January 2004. The credit facility was subsequently cancelled in December of 2004. In addition, a prepayment by a customer of the Company for zinc concentrates in the amount of $0.6 million was settled in the first quarter of 2004 and $1.0 million associated with previous financing activities owed to Dundee Securities Corporation was paid in February 2004.

The Company has no immediate plans to re-establish a Credit Facility but is investigating concentrate prepayment options as a source of credit. In addition, the Company is reviewing financing options for the reopening of the Langlois mine in Quebec.

        EQUITY

During 2004, the Company issued 57,142,858 Common Shares and 28,571,429 share purchase warrants for net proceeds of $37.3 million in connection with the debt retirement initiatives and 18,000,000 Common Shares and 5,000,000 share purchase warrants for the acquisition of the Myra Falls mine. At the end of 2004, the Company had issued and outstanding Common Shares of approximately 363.2 million compared with 285.8 million at the end of 2003.

Shareholders' equity at December 31, 2004, was $141.4 million compared with $96.2 million at December 31, 2003, an increase of $45.2 million. This reflects a net profit of $2.6 million for 2004 plus $47.2 million of proceeds from the issue of Common Shares and warrants, an increase in the contributed surplus of $1.1 million, offset by a reduction in Cumulative Translation Adjustments of $5.7million.

        CAPITAL EXPENDITURES

The Company invested $27.7 million in mineral properties and fixed assets in 2004 compared with $10.6 million in 2003. The majority of the capital was spent as follows:

        |X|     $6.8 million at El Mochito, for the beginning of construction work at the Solidad tailings facility, ongoing work at the Pozo
                Azul tailings facility and reclamation at the El Bosque tailings facility, deferred mine development, installation of new pumps on the 975 level and mobile equipment upgrades.
        |X|     $11.0 million at El Toqui for the Estatuas mine development, the completion of the mill expansion, surface exploration,
                completion of the expansion of the Confluencia tailings facility and mobile equipment upgrades.
        |X|     $4.0 million at Myra Falls mainly on deferred mine development, infrastructure improvements on surface and underground, and mine equipment.
        |X|     $1.2 million at Bouchard-Hebert on exploration around the
                existing mine area.
        |X|     $4.0 million at Langlois on the continuing redevelopment.

        FINANCIAL CAPABILITY

With the existing working capital, the current metal prices and current US$/C$ exchange rate the Company is well positioned to carry out its operating, capital and environmental programs is 2005 as presently contemplated.

The Langlois mine, which is highly sensitive to the zinc price and the US$/C4 exchange rate, is being re-assessed with a view to accelerating the re-development in 2005. This development will require up to $50 million and sources of additional financing are being investigated.

The Company's financial capability is sensitive to metal prices and the US$/C$ exchange rate.

Operating Review - 2004 and 2003

---------------------------- ------------------- ------------------- -------------------- -------------------
     OPERATING REVIEW FOR                          CONTRIBUTION
        THE YEAR ENDED                              (LOSS) FROM                                CAPITAL
          DECEMBER 31           NET REVENUE            MINING          NON-CASH COSTS(2)     EXPENDITURES
                                                   ACTIVITIES(1)
---------------------------- ------------------- ------------------- -------------------- -------------------
($ millions)                   2004      2003     2004      2003       2004      2003       2004      2003
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                 62.2      49.3     21.3      (1.6)       8.9       12.0       1.2       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bougrine                        20.8      20.2     (5.2)     (6.7)       8.4        9.0       0.4       0.6
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Mochito                      40.4      32.6     10.5       3.9        4.2        4.7       6.8       2.6
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Toqui                        23.2      17.4      6.2      (1.7)       3.5        2.5      11.0       5.7
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Myra Falls                      11.8       0.0     (5.1)      0.0        3.8        0.0       4.0       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Nanisivik                        0.0       5.6     (0.7)     (0.9)       0.7        0.7      (0.2)      0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Langlois                         0.0       0.0     (0.1)      0.0        0.1        0.0       4.0       1.7
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Other                          0.0(3)  (1.1)(3)    (1.2)     (1.8)       1.2        0.7       0.5       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Total                          158.4     124.0     25.7      (8.8)      30.8       29.6      27.7      10.6
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------

(1)     After non-cash costs
(2)     Depreciation, depletion and accretion costs
(3)     Net realized from metal hedging activities

PRODUCTION STATISTICS

Production for the years ended December 31, 2004 and 2003 is shown in the tables below.

Production of zinc in concentrate in 2004 increased by 3 percent from 2003 due to the addition of the Myra Falls mine in July 2004. Production of zinc in concentrate at the four mines operating for the entire year in 2004 was 8 percent lower than 2003 levels (334.4 million pounds compared with 364.7 million pounds).

---------------------------------------- --------------------------------- -----------------------------------
Zinc Production (million pounds  of             YEAR ENDED DECEMBER 31               FOURTH QUARTER
zinc contained in concentrate)
                                         --------------------------------- -----------------------------------
                                                2004              2003            2004               2003
======================================== ================== ============== =================== ===============
Myra Falls                                      40.2                 -            19.3                  -
---------------------------------------- ------------------ -------------- ------------------- ---------------
Bouchard-Hebert                                120.9             118.7            23.8               28.9
---------------------------------------- ------------------ -------------- ------------------- ---------------
Bougrine                                        62.3              77.1            14.9               20.2
---------------------------------------- ------------------ -------------- ------------------- ---------------
El Mochito                                      91.3              96.5            24.3               24.3
---------------------------------------- ------------------ -------------- ------------------- ---------------
El Toqui                                        59.9              72.4            13.9               18.4
---------------------------------------- ------------------ -------------- ------------------- ---------------
 Total zinc production                         374.6             364.7            96.2               91.8
---------------------------------------- ------------------ -------------- ------------------- ---------------

---------------------------------------- ------------------------------------- -------------------------------------
All Mines                                       YEAR ENDED DECEMBER 31                    FOURTH QUARTER
                                         ------------------------------------- -------------------------------------
                                               2004               2003               2004               2003
======================================== ================== ================== ================== ==================
Ore Milled (tonnes)                              2,822,228          2,586,180            802,040            652,528
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Zinc (%)                                            6.8                7.2                6.2                7.2
---------------------------------------- ------------------ ------------------ ------------------ ------------------
Concentrate Production
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   318,206            310,337             82,526             78,427
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                                  43,882             23,781             15,702              5,413
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                    21,633             20,220              6,473              5,267
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Gold (tonnes)                                     5,015              2,575              1,540                560
---------------------------------------- ---------------------------------------------------------------------------
Metal in Concentrates
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   169,909            165,422             43,630             41,632
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                                   8,363              3,710              3,194                823
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                    14,347             13,516              4,205              3,446
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Silver (ounces)                               2,538,021          2,225,728            736,113            623,172
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Gold (ounces)                                    56,388             26,220             19,217              8,484
---------------------------------------- ---------------------------------------------------------------------------
Minesite Operating Costs
---------------------------------------- ---------------------------------------------------------------------------
   Per tonne milled (US$)                            36.58              28.31              45.65              28.83
---------------------------------------- ---------------------------------------------------------------------------
Total Cash Cost
---------------------------------------- ---------------------------------------------------------------------------
   Per lb. payable zinc (US$)                         0.34               0.32               0.43               0.32
---------------------------------------- ------------------ ------------------ ------------------ ------------------

        BOUCHARD-HEBERT MINE

Production of zinc in concentrate increased by 2 percent in 2004 from 2003 due to improved zinc head grades, recoveries and concentrate grades. Milled tonnage was 8 percent lower in 2004 compared with 2003. The copper in concentrate was 5 percent higher in 2004 than in 2003 due to improved copper head grades and recoveries.

---------------------------------------- ------------------------------------- -------------------------------------
                                                YEAR ENDED DECEMBER 31                    FOURTH QUARTER
                                         ------------------------------------- -------------------------------------
                                               2004               2003               2004               2003
======================================== ================== ================== ================== ==================
Ore Milled (tonnes)                               993,168           1,082,833            233,525            269,965
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Zinc (%)                                           6.1                 5.6                5.2                5.5
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Copper (%)                                         0.5                 0.4                0.5                0.4
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Silver (g/t)                                        29                  36                 28                 40
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Gold (g/t)                                         1.0                 1.2                0.8                1.4
---------------------------------------- ---------------------------------------------------------------------------
Concentrate Production
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   99,446              98,149             19,846             24,135
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Recovery (%)                                90.3                89.5               88.9               89.3
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Grade (%)                                   55.1                54.9               54.4               54.3
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Copper (tonnes)                                 25,738              23,781              6,794              5,413
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Recovery (%)                                82.3                80.4               83.8               80.6
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Grade (%)                                   15.2                15.6               15.1               15.2
---------------------------------------- ---------------------------------------------------------------------------
Metal in Concentrates
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   54,823              53,844             10,803             13,100
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Copper (tonnes)                                  3,914               3,710              1,024                823
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Silver (ounces)                                309,920             361,568             65,346            101,900
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Gold (ounces)                                   17,284              23,686              2,969              7,730
---------------------------------------- ---------------------------------------------------------------------------
Minesite Operating Costs
---------------------------------------- ---------------------------------------------------------------------------
   Per tonne milled (C$)                            33.42               34.80              33.55              34.39
---------------------------------------- ---------------------------------------------------------------------------
Total Cash Cost
---------------------------------------- ---------------------------------------------------------------------------
   Per lb. payable zinc (US$)                        0.26                0.30               0.32               0.28
---------------------------------------- ----------------- ------------------- ------------------ ------------------

        BOUCHARD-HEBERT MINE OUTLOOK

In line with the life-of-mine plan, the Bouchard-Hebert mine closed permanently on February 20, 2005, due to the exhaustion of known mineral reserves. Reclamation of the tailings impoundment is under way.

The Company has continued to explore the area around the mine, but no economic mineralization in the immediate mine area has been encountered. Based on the results to date, a decision has been made to remove the mobile equipment and some of the underground infrastructure and allow the mine to flood.

The Company will continue to explore for mineral deposits at a greater distance from the existing infrastructure. The concentrator building and equipment will be left intact pending any success in discovering economic mineralization in the near term.

        MYRA FALLS MINE

Breakwater commenced managing the Myra Falls operation as of July 23, 2004. As this is a recent acquisition, no comparison can be made to past years.

---------------------------------------- ------------------------------------ --------------------------------------
                                               YEAR ENDED DECEMBER 31                    FOURTH QUARTER
                                         ------------------------------------ --------------------------------------
                                              2004               2003                2004               2003
======================================== ================ =================== =================== ==================
Ore Milled (tonnes)                              381,698                   -             197,215                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Zinc (%)                                          5.6                   -                 5.3                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Copper (%)                                        1.5                   -                 1.4                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Silver (g/t)                                       49                   -                  45                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Gold (g/t)                                        1.7                   -                 1.6                  -
---------------------------------------- ---------------------------------------------------------------------------
Concentrate Production
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                  34,155                   -              16,751                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Recovery (%)                               85.3                   -                84.1                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Grade (%)                                  53.3                   -                52.2                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Copper (tonnes)                                18,144                   -               8,908                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Recovery (%)                               78.1                   -                78.5                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Grade (%)                                  24.5                   -                24.4                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Gold (tonnes)                                    5.34                   -                3.59                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Recovery (%)                                8.7                   -                 9.8                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Grade (g/t)                               8,498                   -               7,268                  -
---------------------------------------- ---------------------------------------------------------------------------
Metal in Concentrate
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                  18,218                   -               8,750                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Copper (tonnes)                                 4,449                   -               2,170                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Silver (ounces)                               445,997                   -             212,598                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Gold (ounces)                                  11,239                   -               5,171                  -
---------------------------------------- ---------------------------------------------------------------------------
Minesite Operating Costs
---------------------------------------- ---------------------------------------------------------------------------
   Per tonne milled (C$)                           80.71                   -               86.29                  -
---------------------------------------- ---------------------------------------------------------------------------
Total Cash Cost
---------------------------------------- ---------------------------------------------------------------------------
   Per lb. payable zinc (US$)                       0.40                   -                0.55                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------

        MYRA FALLS OUTLOOK

During the period from July 23 to December 31, 2004, the Company proceeded to integrate the Myra Falls mine into Breakwater's organization and put into effect some changes identified as desirable during the due diligence phase.

Since the purchase of the Myra Falls mine a number of initiatives have been undertaken by Breakwater, and a number of ongoing matters have also been addressed. Principal amongst the ongoing matters was the finalization of a collective agreement with the Canadian Auto Workers (CAW local 3019), with an expiry date of March 31, 2008.

Design and construction work on the Myra Falls Tailings Dam Facility (TDF) proceeded during 2004 and is scheduled to be completed in 2007. The work is being undertaken to ensure that the TDF complies with the 1999 Canadian Dam Association guidelines to withstand a seismic event with a 1:1,000 year return.

Breakwater's immediate focus at Myra Falls is on mine design and planning, both in the short and long-term. Planning activities at all levels have been initiated with focus on the development of an optimum mine plan. The plans call for feeding quality tonnes to the milling operation rather than maximizing tonnage. Short-term mine planning activities have been bolstered with the addition of a new Chief Engineer, General Manager, Manager of Mining and Site Controller. Initiatives are also underway for the improvement of the metallurgy in the mill. Preliminary testing of reserve grade ore by Lakefield Laboratories indicates significant opportunity for improving copper recoveries, concentrate grades and developing of a lead concentrate of marketable quality. This work should be complete by the end of the fourth quarter. The primary focus in the mining operations is on materials handling from the operating face to the mill, and the development of a ramp from surface to the underground operations. The ramp will improve ventilation and servicing of the mine and will provide exploration platforms for many areas that, to date, have been unexplored but have high potential for new resources.

        BOUGRINE MINE

The tonnes milled at Bougrine decreased in 2004 from 2003 due to a change in the shift schedules of the milling operations which were restricted to five days per week. This change was precipitated by a reduced production plan for the mine. As well, a further reduction in tonnes milled was brought about by a nine-day interruption of mining in the first quarter to stabilize a caved area between 277 and 316 levels. A major back-filling program was undertaken at that time. Ground control difficulties were experienced during the second quarter of 2004 in the higher grade F3 zone, which necessitated the reduction of the production rate and the use of more fill than was planned.

The zinc head grade remained the same in 2004 as in 2003. As a result of the decrease in tonnes milled in 2004, production of zinc metal in concentrate decreased by 19 percent from 2003. Lead grades increased and lead metal in concentrate increased 22 percent between 2004 and 2003. The higher lead head grade reflects the purchase and processing of ore from a government owned zinc/lead mining operation. During 2004, a total of 28,869 tonnes of this material was processed.

---------------------------------- ---------------------------------- --------------------------------
                                         YEAR ENDED DECEMBER 31               FOURTH QUARTER
                                   ---------------------------------- --------------------------------
                                        2004             2003              2004             2003
================================== =============== ================== ================ ===============
Ore Milled (tonnes)                       330,392            410,961           84,395         102,106
---------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (%)                                  10.4               10.4              9.8            11.1
---------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (%)                                   2.1                1.5              2.7             1.6
---------------------------------- -------------------------------------------------------------------
Concentrate Production
---------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                           52,149             64,036           12,377          16,874
---------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                        82.2               81.8             81.7            81.2
---------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                           54.2               54.6             54.5            54.3
---------------------------------- --------------- ------------------ ---------------- ---------------
  Lead (tonnes)                             8,499              6,900            3,057           2,013
---------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                        79.9               74.7             82.3            79.4
---------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                           64.4               65.2             61.7            63.7
---------------------------------- -------------------------------------------------------------------
Metal in Concentrates
---------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                           28,265             34,964            6,748           9,162
---------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                            5,470              4,502            1,886           1,283
---------------------------------- -------------------------------------------------------------------
Minesite Operating Costs
---------------------------------- -------------------------------------------------------------------
   Per tonne milled (US$)                   47.67              35.81            56.63           33.84
---------------------------------- -------------------------------------------------------------------
Total Cash Cost
---------------------------------- -------------------------------------------------------------------
   Per lb. payable zinc (US$)                0.42               0.35             0.50            0.32
---------------------------------- --------------- ------------------ ---------------- ---------------

        BOUGRINE MINE OUTLOOK

In late 2003, management undertook the examination of alternative uses for the Bougrine mill and infrastructure, and initiated studies to determine the merits of converting the facility to a clinker grinding and last-stage cement producing plant. During the second quarter of 2004 a feasibility study was initiated and the preliminary findings indicated the appropriate price and costs that could be borne by the project in order to generate an acceptable return. Subsequently, the Company has entered into discussions with government officials responsible for projects of this nature. Implementation of the project, or a variation on the Company's proposal, is dependent on the outcome of these discussions. In the interim, there have been several changes in government officials resulting in a delay. Management expects that it will be in possession of all material information in order to make an informed decision as to the viability of the project in the second quarter of 2005.

The Bougrine mine is expected to cease operation in September 2005.

        EL MOCHITO MINE

Production of zinc in concentrate at El Mochito decreased by 5 percent in 2004 compared with 2003 as a result of lower zinc head grades. The production of lead in concentrate decreased by 2 percent from the same period in 2003 due to the decreased lead recovery. Silver production decreased by 5 percent over the same period as a result of lower silver head grades.

------------------------------------ ---------------------------------- --------------------------------
                                            YEAR ENDED DECEMBER 31                FOURTH QUARTER
                                     ---------------------------------- --------------------------------
                                          2004             2003              2004             2003
==================================== =============== ================== ================ ===============
Ore Milled (tonnes)                         650,017            652,085          170,560         164,941
------------------------------------ --------------- ------------------ ---------------- ---------------
   Zinc (%)                                     6.9                7.3              7.0             7.3
------------------------------------ --------------- ------------------ ---------------- ---------------
   Lead (%)                                     1.7                1.7              1.7             1.6
------------------------------------ --------------- ------------------ ---------------- ---------------
   Silver (g/t)                                  84                 87               82              94
------------------------------------ -------------------------------------------------------------------
Concentrate Production
------------------------------------ -------------------------------------------------------------------
   Zinc (tonnes)                             78,652             84,045           21,083          21,126
------------------------------------ --------------- ------------------ ---------------- ---------------
         Recovery (%)                          91.8               92.0             92.2            92.1
------------------------------------ --------------- ------------------ ---------------- ---------------
         Grade (%)                             52.7               52.1             52.3            52.2
------------------------------------ --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                             13,134             13,320            3,416           3,254
------------------------------------ --------------- ------------------ ---------------- ---------------
         Recovery (%)                          80.5               81.9             80.4            81.9
------------------------------------ --------------- ------------------ ---------------- ---------------
         Grade (%)                             67.6               67.7             67.9            66.5
------------------------------------ -------------------------------------------------------------------
Metal in Concentrates
------------------------------------ -------------------------------------------------------------------
   Zinc (tonnes)                             41,413             43,766           11,034          11,022
------------------------------------ --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                              8,877              9,014            2,319           2,163
------------------------------------ --------------- ------------------ ---------------- ---------------
   Silver (ounces)                        1,550,232          1,638,465          396,631         455,286
------------------------------------ -------------------------------------------------------------------
Minesite Operating Costs
------------------------------------ -------------------------------------------------------------------
   Per tonne milled (US$)                     32.97              29.96            34.55           31.38
------------------------------------ -------------------------------------------------------------------
Total Cash Cost
------------------------------------ -------------------------------------------------------------------
   Per lb. payable zinc (US$)                  0.31               0.29             0.32            0.30
------------------------------------ --------------- ------------------ ---------------- ---------------

        EL MOCHITO MINE OUTLOOK

During 2004, the Company accelerated its development and exploration programs in various areas of the mine with the most promise to increase reserves and resources, namely Salva Vida Northeast, Santo Nino, and San Jose areas.

In the Salva Vida Northeast area, diamond drilling was stepped out 120 metres to the northeast on 15 metre centers to increase the resource and upgrade previously identified resources into reserves. This trend remains open to the northeast and will be a top target in 2005.

To the north of Salva Vida Northeast, several diamond drill holes were completed on the newly designated San Jose target. This zone is at the projected intersection of the Santo Nino and Salva Vida faults. Two earlier phases of exploration in this zone returned good results. The best intercept in 2004 was
19.2 metres grading 16.7 percent zinc. In 2005 an exploration drift is planned to provide drill access for this zone.

In the Santo Nino zone, where over one million tonnes of resources have been delineated, sectional drilling was started behind the advance of a new exploration drift. By the end of 2004, four north-south sections covering 215 metres of the 335 metre long drift were completed. These sections proved the continuity of a mineralized manto from the El Pie zone in the west, to the Santo Nino zone and possibly the Hope zone in the east; a distance of 1,200 to 1,800 metres. The thickness of the manto and the continuity of the mineralization increases to the east. On section 8600E (completed January 2005), there were three ore grade intercepts ranging from 12 to 21 metres true thickness. During the first quarter of 2005, drilling will focus on the projected centre of the Santo Nino target. Development in this area will continue the exploration drift to the southeast to allow drilling access to a projected chimney structure

In addition to the targets mentioned above, exploration was carried out in the South Manto zone. Drilling into the El Raton West found that the South Manto extends to the south several hundred metres past previously mined zones and that there are zones of high-grade material in this predominately low-grade skarn zone. A 215-metre exploration drift will be driven during 2005 to facilitate drilling this target.

During 2005, construction work will continue on the new Solidad tailings facility.

        EL TOQUI MINE

The milled tonnage at El Toqui increased due to the changes made to the grinding circuit at the El Toqui mill. Zinc head grades in 2004 were lower than in the same period in 2003 resulting in a 17 percent decrease in zinc contained in concentrate. Gold head grades were higher in 2004 than 2003 resulting in a significant increase in gold production, a reflection of mining the higher gold grade Aserradero area. The contribution of the Aserradero area ore can be seen in the total cash costs per pound of payable zinc, which dropped to US$0.34 due to the high gold credits.

--------------------------------------- ---------------------------------- --------------------------------
                                                YEAR ENDED DECEMBER 31              FOURTH QUARTER
                                        ---------------------------------- --------------------------------
                                              2004             2003              2004            2003
======================================= =============== ================== ================ ===============
Ore Milled (tonnes)                            466,953            440,301          116,345         115,516
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (%)                                        6.4                8.1              6.0             7.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Gold (g/t)                                      2.3                0.3              3.5             0.4
--------------------------------------- -------------------------------------------------------------------
Concentrate Production
--------------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                                53,804             64,107           12,469          16,292
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                             91.0               92.5             89.8            94.0
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                                50.5               51.2             50.5            51.2
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Gold (tonnes)                                 5,009              2,575            1,536             560
--------------------------------------- --------------- ------------------ ---------------- ---------------
          Recovery (%)                            57.2               31.8             61.3            28.1
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (g/t)                             122.0               17.7            164.9            23.5
--------------------------------------- -------------------------------------------------------------------
Metal in Concentrates
--------------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                                27,190             32,848            6,295           8,348
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Gold (ounces)                                27,865              2,534           11,077             754
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Silver (ounces)                             231,872            225,695           61,537          65,986
--------------------------------------- -------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------- -------------------------------------------------------------------
   Per tonne milled (US$)                        31.86              27.38            39.77           27.02
--------------------------------------- -------------------------------------------------------------------
Total Cash Cost
--------------------------------------- -------------------------------------------------------------------
   Per lb. Payable zinc (US$)                     0.34               0.36             0.36            0.39
--------------------------------------- --------------- ------------------ ---------------- ---------------

        EL TOQUI MINE OUTLOOK

The milled tonnage at El Toqui will increase in 2005 due to a full-year at the new production rate. Gold production from Aserradero is forecasted to increase due to the higher throughput. Production commenced from the Estatuas zone in the fourth quarter of 2004, with the completion of the access drift. Further exploration will be conducted on the Concordia area to add resources to this zone and to upgrade existing resources to reserves in support of a preliminary feasibility for mining the deposit. This deposit remains open in all directions.

        LANGLOIS MINE

Preparation work leading to the reopening of the Langlois mine continued during the year. Work included detailed design of the new material handling systems, detailed mine planning of Zone 97, redesigning the paste-fill distribution system, updating the power distribution system for the mine, equipment repair and stope design for Zones 3 and 4, electrical cabling in the shaft, preparing raise bore drill pads, cementing of surface diamond drill holes, clearing of waste for an ore stockpile area on surface and continued repair work on scoops and jumbos. Management is presently reassessing the timing of bringing this mine back into production, considering the current metal prices, operating and capital costs and the US$/C$ exchange rate. Development will require approximately $50 million, and sources of additional financing are currently being investigated.

        NANISIVIK MINE

Reclamation work on the tailings area at Nanisivik commenced in late August 2004 and was suspended for the season in mid-October. During the winter months the focus of the reclamation activity shifted to the demolition and removal of buildings within the townsite. Schedules have now been prepared and are currently being refined to ensure that the entire reclamation program is completed during summer 2005. Once the program has been completed, all of the contractor's equipment and most of the Company's mobile fleet will be removed from site. A few pieces of mobile equipment will be left behind to undertake any repair and maintenance work that may be required on the cover in the coming years.

Wolfden Resources' contractor is continuing with the dismantling and crating of the industrial complex, the powerhouse and the DMS Plant. The DMS Plant will remain the property of Breakwater and will be available for sale to a third party or may be deployed at another of Breakwater's properties. Efforts are underway to ensure that Wolfden's work is completed during the shipping season of 2005.

Wolfden should be in a position to ship their materials to their site, also located in Nunavut, in 2006.

        CARIBOU MINE

The Company's wholly-owned subsidiary, CanZinco Ltd. ("CanZinco") signed a letter of intent with Forest Gate Resources Inc. to sell the Caribou mine located in New Brunswick. To date, no agreement has been reached and the property continues to be held on care and maintenance.

CanZinco has entered into a definitive agreement with BIOTEQ Environmental Technologies Inc. ("BIOTEQ"), whereby BIOTEQ will assume responsibility for the operation and maintenance of the wastewater treatment facilities at CanZinco's Caribou and Restigouche mines. This definitive agreement, which is for a period of six years, follows an operating agreement that was signed between the parties in 2004. BIOTEQ will receive a monthly fee for the technical and managerial services provided to CanZinco at Caribou and Restigouche.

In addition, BIOTEQ will earn an additional fee for the treatment of tailings located at Caribou, a process that will commence during the second quarter of 2005. The conclusion of this agreement with BIOTEQ will have no impact on the transaction with Forest Gate.

FOURTH QUARTER REVIEW

The Company incurred a net loss in the fourth quarter of 2004 of $6.3 million compared with a net loss of $1.4 million in the same period in 2003. As with the third quarter, the Myra falls mine continued to operate at a loss in the quarter ($3.6 million). The Company continues to effect change at this newly acquired operation with the anticipated improvements expected in the latter half of 2005. In addition, as described below, there were a number of one-time items in the quarter that negatively impacted results, including exploration property write off downs, supplies inventory provisions and higher reclamation/holding costs at the Nanisivik mine.

For the quarter ended December 31, 2004, the Company generated gross sales of $61.5 million on 79,848 tonnes of concentrate sold compared with $51.4 million on 93,519 tonnes of concentrate sold. Higher metal prices offset partially by the stronger Canadian dollar were the main reason for this improvement, despite the lower tonnage sold. Treatment charges and freight costs averaged $250 per tone of concentrate sold in the fourth quarter of 2004 compared with $233 per tonne in the same period in 2003. Treatment charge escalators were triggered by the higher metal prices and world wide freight rates were higher in 2004. Direct operating costs were higher in 2004 at $28.5 million compared with $21.7 million in 2003. Higher unit production costs at the Bougrine mine due to lower production and the inclusion of the higher cost Myra Falls mine were the main contributors to these higher costs.

Other Expenses were $3.7 million in the fourth quarter of 2004 compared with $0.8 million in 2003, an increase of $2.9 million.

General and administrative costs were $1.4 million higher in the fourth quarter of 2004 compared with 2003 due to:

        o Accrued costs related to the introduction of a formal incentive program in 2004 ($0.4 million).
        o Higher employment costs due to an increase in the head office staffing levels and salaries ($0.5 million).
        o Increased legal, audit and directors fees to comply with the new public reporting and accounting requirements ($0.2million).
        o       Increased business development activities ($0.2 million).
        o       Increased shareholder communication costs ($0.1 million).

Stock based compensation was $0.6 million higher due to an adjustment related to options issue earlier in 2004.

Interest and financing cost was $0.8 million less than the fourth quarter of 2003 as the bank debt was repaid in January 2004.

In 2003, the Company recorded a foreign exchange gain of $2.0 million on US dollar denominated debt, which was realized when the debt was repaid in January 2004.

The Company wrote off its investment in the Heninga Lake property in Nunavut and Bousquet Ferris property in Quebec in the fourth quarter of 2004 as there is no further work planned, recording a non cash expense of $1.2 million.

Other non-producing property costs were significantly higher in the fourth quarter of 2004 at $5.1 million compared with $1.3 million in 2003. The main reason for the increase was write down of supplies inventory at the Nanisivik mine of $2.1 million and higher than expected holding costs at the Nanisivik mine during the reclamation process.

Income and mining taxes were $0.2 million in the fourth quarter of 2004 compared with a recovery of $1.0 million in 2003. The Company recorded a tax asset of $1.2 million in the 2003 against the CanZinco tax pool, which was subsequently realized in January 2004.

SUMMARY OF QUARTERLY RESULTS

--------------------------------- -------------------------------------------- --------------------------------------------
                                                       2003                                        2004
--------------------------------- -------------------------------------------- --------------------------------------------
                                          Q1         Q2         Q3         Q4          Q1         Q2         Q3         Q4
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Gross Sales Revenue                     52.9       61.7       41.6       51.4        60.2       52.5       66.1       61.5
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Net Earning (Loss)                       0.1       10.8       (4.1)       0.3         2.2        4.4        2.3       (6.3)
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share basic                   $0.00      $0.05     ($0.02)     $0.00       $0.01      $0.01      $0.01     ($0.02)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share diluted                 $0.00      $0.05        N/A      $0.00       $0.01      $0.01      $0.00      $0.00
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
(C$/US$) End of the quarter           1.5097     1.4537     1.4290     1.4004      1.3167     1.3390     1.3298     1.3010
year to date realized rate
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized zinc price              785        768        810        859       1,058      1,006        988       1095
(US$/t)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized zinc price            1,185      1,116      1,157      1,202       1,393      1,347      1,312      1,425
(C$/t)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Concentrate tonnes sold               89,653    116,366     78,626     93,519      86,030     76,061     94,957     79,848
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------

The quantity of concentrate tonnes sold directly affects Gross sales revenue. The recognition of revenue from the sale of concentrate can vary from quarter to quarter based on customer agreements, the availability of ships and compliance with Company's revenue recognition policy. As all sales are based in US dollars, the impact of the US dollar weakening against the Canadian dollar over the past eight quarters has reduced the realized Canadian dollar gross sales revenue.

Net earnings in 2003 were positively impacted by the foreign exchange gain on the US dollar denominated debt as a result of the stronger Canadian dollar. As well, in the second quarter of 2003, the Company realized a one-time gain of $10.3 million on the sale of the Lapa properties in Quebec.

CONTRACTUAL OBLIGATIONS

----------------------------------- -------------------------------------------------------------------------
                                                             PAYMENTS DUE BY PERIOD
----------------------------------- -------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS
($ thousands)                          TOTAL        ( 1 YEAR       >1-3 YEARS      4-5 YEARS     > 5 YEARS
----------------------------------- ------------- -------------- --------------- -------------- -------------
Capital Leases                            348            126             183             39             0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Operating Leases                        4,078          1,454           1,491            750           383
----------------------------------- ------------- -------------- --------------- -------------- -------------
Purchase Obligations                        0              0               0              0             0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Other LT Obligations                   10,754          3,974           1,732          3,290         1,758
----------------------------------- ------------- -------------- --------------- -------------- -------------
Total                                  15,180          5,554           3,406          4,079         2,141
----------------------------------- ------------- -------------- --------------- -------------- -------------

RELATED PARTY TRANSACTIONS

There were no related party transactions with Dundee Corporation in 2004. The Company accrued expenses of $500,000 for services provided by Dundee Corporation during the period from October 2001 to December 2003.

The Company provides to Glencairn Gold Corporation ("Glencairn"), formerly Black Hawk Mining Inc., a company that is related through common directorship, logistics and procurement service which enables both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies. At the end of 2004, accounts receivable due from Glencairn was $0.3 million compared with $0.3 million at the end of 2003.

CHANGES IN ACCOUNTING POLICIES

In 2004 the Company adopted the following policies:

CICA 3870, Stock Based Compensation; the Company will expense the estimated cost of compensation options issued over the vesting period of such options.

CICA 3110, Asset Retirement Obligation; the Company is required to estimate the fair value of mine site reclamation costs based on the current laws and regulations. The fair value estimate is set up as an asset and a liability on the Balance Sheet, with the asset being amortized over the life of the mine. As the policy must be adopted retroactively to the point when each mine was acquired, the depreciation related to prior periods has been charged to Retained Earnings. The fair value estimate must be reviewed on a regular basis to reflect changes in laws and regulations, the estimated scope of work and estimated costs.

CRITICAL ACCOUNTING ESTIMATES

        ASSET IMPAIRMENT
The carrying values of producing mineral properties, including properties placed on care and maintenance and related deferred expenditures, are reviewed regularly and, where necessary, are written down to the estimated net recoverable amounts. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves (on the basis of current proven and probable reserves); estimated future metal price realization (considering historical and current prices, price trends and related factors); and estimated operating and capital cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur that may affect the recoverability of the carrying value of mineral properties.

        RESERVES
Annually the Company estimates its proven and probable mineral reserves (the "Reserves") in accordance with National Policy 43-101 ("NI 43-101"), a rule adopted by Canadian securities administrators as the standard of disclosure for mineral projects. This estimate is used to determine mine viability, mine life and amortization rates. The estimation of Reserves is based on drill hole information, historical mining results, historical metallurgical results, estimated future operating costs and estimated future metal prices. A "Qualified Person" as defined by NI 43-101 performs the Reserves estimate. As all of the Company's operations have had significant operating history, the factor that could impact the Reserves estimate most is future metal prices.

        AMORTIZATION
The Company uses the units of production method for amortization of Mineral Properties and some of its Fixed Assets based on the reserves. Any significant changes in the reserves could impact the amount of annual amortization.

        INVENTORY
The Company values its concentrate inventories at the lower of cost or realizable value at the end of the reporting period. Costs represent the average cost, and include direct labour and materials costs, mine site overhead and depreciation and amortization. Realizable value includes metal prices net of treatment charges and freight. Metal prices can be subject to significant change from period to period. At December 2004 all concentrate inventories were recorded at cost except for the Myra Falls and Bougrine mines, which are recorded at net realizable value.

        RECLAMATION
The Company provides for the fair value of liabilities and capitalized costs for asset retirement obligations in the period in which they are incurred. Over time, the liability is accreted to its present value and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or records a gain or loss upon settlement. Asset retirement obligations are provided for obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements. Estimates of the liability are based on current laws and regulations and the resulting expected costs, all of which are subject to changes.

RISKS AND UNCERTAINTIES

The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, particularly zinc, as the Company's earnings and cash flow are highly sensitive to changes in the price of zinc. Low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company would be required to look to alternatives other than cash flow to maintain its liquidity until metal prices recover. Other risks facing the Company include fluctuations in treatment charges, operating, geological and environmental risks associated with mining and, due to the varied geographic locations of the Company's operations, political risks.

        PRICE RISK
The profitability of any mining operation owned by the Company is significantly affected by the market price of zinc. It is estimated that each US$0.01 per pound change in the price of zinc will impact earnings and cash flow by approximately $2.5 million during 2005. An earlier table shows the approximate impact on the Company's earnings and cash flows reflecting variations in metal prices, the US/Canadian dollar exchange rate and treatment charges based on current plans for 2005 and assumes the changes remain in effect for the full year.

Fluctuations in the price of zinc are influenced by numerous factors beyond the control of the Company. Exchange rates, interest rates, inflation, and the world's supply and demand for zinc can each cause significant fluctuations in zinc prices. Such external economic factors are, in turn, influenced by changes in international economic growth patterns and political developments.

        FOREIGN EXCHANGE RISK
The Corporation operates using the Canadian dollar and the United States dollar as well as several other currencies, and as such may be negatively affected by fluctuations in foreign exchange rates. Currency fluctuations may affect the revenues which the Corporation realizes from its operations, as concentrates are sold in United States dollars, while a significant percentage of its expenses are denominated in non-United States dollars. This exposes the Corporation to increased volatility in earnings as reported in Canadian dollars due to fluctuations in foreign exchange rates. While foreign currencies are generally convertible into Canadian and United States dollars, there is no guarantee that they will continue to be so convertible or that fluctuations in the value of such currencies will not have an adverse effect on the Corporation.

        OPERATING, GEOLOGICAL AND ENVIRONMENTAL RISK
The Company maintains high operating standards at all of its operations by adopting stringent social, safety and operating practices. The Company focuses on environmental protection, employee training and safety. A program of regular reviews is structured to continually identify risks and control loss at every level. Co-operation with the Company's insurers increases the effectiveness of the Company's loss control programs. Changing environmental laws and regulations can create uncertainty with regard to future reclamation costs. In addition, the review process can be lengthy and complex and delay both the commissioning and decommissioning of projects. To minimize this risk, the Company monitors environmental issues on an ongoing basis and believes reasonable provision for future environmental costs has been made and is reflected in the financial statements.

        ENVIRONMENTAL SECURITY

Currently the following environmental security in place:

o A cash deposit of $0.9 million with the Quebec Government related to the Company's Quebec properties. The Company has agreed to provide an additional $1.7 million by May of 2005.
o Letters of credit of $13.8 million in favour of the British Columbia government related to the Myra Falls mine. These letters of credit are currently supported by Boliden Ltd. and will have to be replaced by the Company in June 2005.
o Surety bonds in the amount of $8.2 million related to the Company's Quebec and New Brunswick properties. These bonds are supported by a cash collateralized letter of credit of $2.6 million. Events in the past few years have put serious stress on the ability of insurers to continue to provide support as they have in the past. The surety market is shrinking and, as a result, the Company's current surety bond provider has given notice that they will not renew the existing surety expiring in June 2005. The Company will look to replace these bonds with other surety bond providers if possible or other types of security, which may take the form of cash or letters of credit.

As regulations regarding environmental restoration and the security of such can change from time to time, it is possible that demands may be made on the Company to provide additional security.

If these environmental security requirements have to be funded entirely with cash this will consume a significant portion of the Company's available cash in 2005.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 Preferred Shares, issuable in series. There are no preferred shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Corporation, except at meetings at which only holders of another class or series of shares of the Corporation are entitled to vote. The table set forth below summarizes the Capital Stock. For a more complete description of certain elements please refer to note #12 to the consolidated financial statements of the Company.

------------------------------------------------------------------------------- --------------------
Common Shares or Securities Convertible into Common Shares                        February 23, 2005
------------------------------------------------------------------------------- --------------------
Common Shares                                                                           365,828,953
------------------------------------------------------------------------------- --------------------
Share Option Plan - Options
Weighted average exercise price $1.23.                                                   11,120,767
------------------------------------------------------------------------------- --------------------
1,000,000 warrants granted at $0.21, expire May 8, 2005.                                    500,000
------------------------------------------------------------------------------- --------------------
30,801,410 warrants granted at $0.20, 15,400,705 expire March 2, 2007 and                30,801,410
15,400,705 expire May 2, 2007.
------------------------------------------------------------------------------- --------------------
3,000,000 warrants granted at $0.19, expire March 27, 2006.                               2,000,000
------------------------------------------------------------------------------- --------------------
Warrants granted at $1.00, expire January 28, 2009 - traded on TSX                       33,571,429
------------------------------------------------------------------------------- --------------------
FUTURE FULLY DILUTED                                                                    443,822,559
------------------------------------------------------------------------------- --------------------

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Information Form filed with the Canadian securities regulators and the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at WWW.SEDAR.COM.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements included in this news release are forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "forecast", "estimate", "expect, "believe", "intend", "intent", "budget", "plan", "projection" "hope" and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to other factors, many of which are beyond our control, that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, asset impairment, metal price volatility, fluctuations in foreign exchange rates, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, geological, operating and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results" and Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities filed on SEDAR at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

Garth A.C. MacRae                               Richard Godfrey
President and Chief Executive Officer           Vice President, Finance
(416) 363-4798 Ext. 231                         And Chief Financial Officer
                                                (416) 363-4798 Ext. 276

BREAKWATER RESOURCES LTD.
Consolidated Balance Sheets
As at  December 31, 2004 and 2003
(Expressed in thousands of Canadian dollars)

----------------------------------------------------------------------------------------------------------
                                                                                 2004            2003
----------------------------------------------------------------------------------------------------------
ASSETS                                                                                        (Restated)
CURRENT ASSETS
Cash and cash equivalents                                                    $     12,667    $      6,033
Restricted cash                                                                     3,391             355
Short-term investments (quoted market value -2004: $3,886; 2003: $59)               2,633              50
Accounts receivable - concentrate                                                   9,637           7,450
Other receivables                                                                   6,488           5,650
Concentrate inventory                                                              56,215          21,828
Materials and supplies inventory                                                   23,863          23,783
Prepaid expenses and other current assets                                           2,007           1,855
Future tax assets                                                                       -           1,190
----------------------------------------------------------------------------------------------------------
                                                                                  116,901          68,194
RECLAMATION DEPOSITS                                                                  100             100
MINERAL PROPERTIES AND FIXED ASSETS                                               153,073         111,299
LONG-TERM INVESTMENT                                                                5,615               -
PROMISSORY NOTE                                                                    11,785               -
----------------------------------------------------------------------------------------------------------
                                                                             $    287,474    $    179,593
==========================================================================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $     35,558    $     18,629
Provisional payments for concentrate inventory shipped and not priced              22,962           2,010
Short-term debt including current portion of long-term debt                           256          10,329
Income and mining taxes payable                                                       441             252
Current portion of reclamation, closure cost accruals and other
environmental obligations                                                          21,081             132
----------------------------------------------------------------------------------------------------------
                                                                                   80,298          31,352
DEFERRED INCOME                                                                     1,848           1,340
ROYALTY OBLIGATION                                                                 11,696               -
LONG-TERM DEBT                                                                      1,424          15,517
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL
OBLIGATIONS                                                                        42,673          34,253
EMPLOYEE FUTURE BENEFITS                                                            6,446               -
FUTURE TAX LIABILITIES                                                              1,681             962
----------------------------------------------------------------------------------------------------------
                                                                                  146,066          83,424
----------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                     326,403         287,790
Warrants                                                                            8,561               -
Contributed surplus                                                                 3,120           1,991
Deficit                                                                          (187,667)       (190,291)
Cumulative translation adjustments                                                 (9,009)         (3,321)
----------------------------------------------------------------------------------------------------------
                                                                                  141,408          96,169
----------------------------------------------------------------------------------------------------------
                                                                             $    287,474    $    179,593
==========================================================================================================


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2004, 2003 and 2002

(Expressed in thousands of Canadian dollars except share and per share amounts)

------------------------------------------------------------------------------------------------------------

                                                                      2004            2003           2002

============================================================================================================
                                                                               (Restated)      (Restated)
Gross sales revenue                                           $     240,299  $     207,591   $     305,354
Treatment and marketing costs                                        81,856         83,581         136,738
------------------------------------------------------------------------------------------------------------
Net revenue                                                         158,443        124,010         168,616
------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                              101,922        103,239         147,653
Depreciation and depletion                                           25,896         25,964          29,987
Reclamation and closure costs                                         4,896          3,619           4,166
------------------------------------------------------------------------------------------------------------
                                                                    132,714        132,822         181,806
------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                           25,729         (8,812)        (13,190)
------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                            9,559          5,087           6,198
Stock-based compensation                                              1,253            274             184
Interest and financing                                                  509          3,321           5,122
Investment and other income                                           (843)           (405)         (1,273)
Foreign exchange loss (gain) on US dollar denominated debt              431        (11,578)           (669)
Other foreign exchange loss (gain)                                    1,809           (206)            361
------------------------------------------------------------------------------------------------------------
                                                                     12,718         (3,507)          9,923
------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                                13,011         (5,305)        (23,113)
------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets                     1,178            279               -
Other non-producing property costs (income)                           8,638         (5,394)          3,847
Income and mining taxes (recovery)                                      571           (841)           (224)
------------------------------------------------------------------------------------------------------------
                                                                     10,387         (5,956)          3,623
------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                                   2,624            651         (26,736)
DEFICIT - BEGINNING OF YEAR                                        (190,291)      (190,942)       (164,206)
============================================================================================================
DEFICIT - END OF YEAR                                         $    (187,667) $    (190,291) $     (190,942)
------------------------------------------------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER SHARE                               $        0.01  $        0.00  $        (0.16)
============================================================================================================
DILUTED EARNINGS PER COMMON SHARE                             $        0.01  $        0.00  $        (0.16)
============================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING AFTER BONUS ELEMENT                               353,508,000    211,411,000     169,074,000
============================================================================================================

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

BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002
(Expressed in thousands of Canadian dollars)

==============================================================================================================
                                                                           2004          2003           2002
==============================================================================================================
CASH (USED FOR) PROVIDED FROM                                                     (Restated)      (Restated)
OPERATING ACTIVITIES
Net earnings (loss)                                                 $     2,624  $        651   $    (26,736)
Non-cash items:
     Depreciation and depletion                                          25,896        25,964         29,987
     Gain on sale of property                                                 -       (10,336)             -
     Write-down of mineral properties and fixed assets                    1,178           279              -
      Foreign exchange gain on US dollar denominated loans                    -        (3,712)          (608)
     Other non-cash items                                                  (133)         (761)         2,984
      Stock-based compensation                                            1,253           274            184
     Deferred income                                                          -         1,340              -
     Future income taxes                                                  1,909        (1,050)           822
     Reclamation closure cost accruals and other
        environmental obligations                                         4,896         3,619          4,166
     Employee future benefits                                               553             -              -
--------------------------------------------------------------------------------------------------------------
                                                                         38,176        16,268         10,799
Payment of reclamation, closure cost accruals and other
environmental obligations                                                (7,879)         (728)          (945)
Payment of employee future benefits                                        (968)            -              -
Changes in non-cash working capital items                                (5,177)        2,347        (12,406)
--------------------------------------------------------------------------------------------------------------
                                                                         24,152        17,887         (2,552)
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Increase in short-term restricted cash                              (3,036)         (355)             -
     Proceeds from sale of royalty                                       12,204             -              -
     Issue of common shares for cash                                     30,407        29,316         17,907
     Issue of warrants for cash                                           7,211             -              -
     Decrease in short-term debt                                        (10,059)      (18,711)        (3,495)
     (Decrease) increase in long-term debt                              (14,095)      (29,821)         2,390
--------------------------------------------------------------------------------------------------------------
                                                                         22,632       (19,571)        16,802
--------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES

     Funds advanced on promissory note                                  (11,785)            -              -
     Reclamation deposits                                                     -         1,287           (150)
     Acquisition of Boliden Westmin (Canada) Limited, net of cash
        acquired                                                           (886)            -              -
     Mineral properties and fixed assets                                (27,689)      (10,621)       (10,970)
     Proceeds from sale of mineral properties                               210        10,616              -
--------------------------------------------------------------------------------------------------------------
                                                                        (40,150)        1,282        (11,120)
--------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                               6,634          (402)         3,130
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                             6,033         6,435          3,305
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                             $    12,667  $      6,033   $      6,435
==============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
     Interest                                                       $       436  $      2,681   $      3,539
     Income and mining taxes                                        $       358  $        339   $        588

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